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                                                                      EXHIBIT 11


                    COMPUTATION OF NET LOSS PER COMMON SHARE

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
                                                             NINE MONTHS ENDED                 THREE MONTHS ENDED
                                                                FEBRUARY 28,                       FEBRUARY 28,
                                                           1998             1997              1996              1997
                                                           ----             ----              ----              ----
Weighted number of shares outstanding:

Primary                                                43,718,335        41,070,724        43,159,238        41,909,399
Fully diluted                                          43,718,335        41,070,724        43,159,238        41,909,399


Primary:

Net loss                                               (14,184,497)      (7,415,917)       (5,249,860)       (4,112,604)
Paid and cumulative undeclared
Preferred stock dividends                                 (458,663)        (339,566)         (152,888)         (103,741)
Implied dividend equal to intrinsic value of
preferred stock conversion feature                     (3,884,114)               --        (2,696,904)               --
Net loss applicable to common stock                   (18,527,274)       (7,755,483)       (8,099,652)       (4,216,345)
Net loss per share                                   $      (0.42)      $     (0.19)      $     (0.19)      $     (0.10)
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